Exhibit 99.B(j)(1)

[DECHERT LLP LETTERHEAD]

April 24, 2008

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:                               ING Partners, Inc.
(File Nos. 333-32575 and 811-8319)

Dear Ladies and Gentlemen:

Attached for filing via the EDGAR system is Post-Effective Amendment No. 37 to the Registration Statement of the above referenced registrant (“Registrant”).  This Post-Effective Amendment is being filed in reliance on Rule 485(b) under the Securities Act of 1933, as amended, and shall become effective on April 28, 2008.  This Post-Effective Amendment does not contain disclosure that would render it ineligible to become effective under Rule 485(b).

Please contact Paul Caldarelli at 480.477.2649 or the undersigned at 202.261.3484 if you have any questions.

Sincerely,

/s/ Jutta Frankfurter
Jutta Frankfurter

cc.	Paul A. Caldarelli, Esq.
ING U.S. Legal Services

Jeffrey S. Puretz, Esq.
Dechert LLP